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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the use in the Amendment No. 3 to this Registration Statement on Form S-1 (333-74883) filed by Prism Financial Corporation of our report dated March 27, 1998, on our audit of the consolidated balance sheet of Prism Financial Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period then ended, and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the Registration Statement. However, it should be noted that McGladrey & Pullen, LLP has not prepared or certified such "Selected Financial Data."


                                          /s/ MCGLADREY & PULLEN, LLP


Schaumburg, Illinois
May 12, 1999